Exhibit 10.46

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2005 between MCF CORPORATION, a Delaware corporation (the “Company”) and Robert E. Ford (the “Executive”).

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company.

NOW, THEREFORE, it is AGREED as follows:

1. Employment.  The Executive is hereby employed as President and Chief Operating Officer of the Company for a period commencing on the date hereof and ending two years after the date hereof.  As President and Chief Operating Officer of the Company, the Executive shall handle all day-to-day activities of the Company as customarily performed by persons serving in such capacities.  He shall also perform such other duties as the Board of Directors of the Company may from time to time direct.  The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the term of his employment.  The Executive hereby confirms that he is under no contractua1 commitments inconsistent with his obligations set forth in this Agreement.  The Executive shall be entitled without prior written consent to hold positions on the Board of Directors of entities that do not compete with the Company.  The Executive has, as of the date of this Agreement, disclosed to the Board of Directors of the Company the positions the Executive currently holds on other Boards of Directors, and the Company has consented to such positions.

2. Location of Services.  During the term of this Agreement, the Executive shall be principally located at the offices of the Board of Directors of the Company located in the San Francisco, California metropolitan area.

3. Salary.  The Company shall pay the Executive an annual Base Salary equal to $150,000, paid semi-monthly.  The Base Salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount then in effect unless the Executive otherwise agrees in writing.  Participation in deferred compensation, discretionary bonus, retirement, and other employee benefit plans and in fringe benefits shall not reduce the Base Salary.  The Base Salary shall be payable to the Executive not less frequently than monthly.

4. Bonuses.

The Executive shall also be entitled to a bonus to be paid based upon the performance of the Company and consistent with the terms of the executive management bonus pool approved by the Compensation Committee of the Board of Directors.  Under the terms of the executive management bonus pool the Executive is entitled to receive a bonus calculated by the following formula:

(a)           Gross revenue multiplied by 0.50% (one half of one percent), payable quarterly;

(b)           Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.20% (two tenths of one percent), payable quarterly. This is calculated monthly on a cumulative year-to-date basis using total revenue in 2004 divided by twelve months. This component can either be $0 or a positive number. If cumulative 2005 revenue does not exceed cumulative 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount;

(c)           Incremental revenue in 2005 that exceeds revenue in 2004 multiplied by 0.20% (two tenths of one percent), payable annually, provided that the Company is profitable for the calendar year as measured by EBITDA. This component can either be $0 or a positive number. If 2005 revenue does not exceed 2004 revenue, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount; and

(d)           Earnings before interest, taxes, depreciation and amortization (EBITDA) multiplied by 2.50%, payable annually. This component can either be $0 or a positive number. If 2005 EBITDA is a negative amount, this executive bonus component will be $0 and not a reduction to the overall executive bonus amount.

(e)           The Company’s Chairman and CEO may, in his sole discretion, award additional bonuses to the Executive based upon achievement of Company objectives.  Such an award is subject to Compensation Committee approval.

5. Participation in the Executive Benefit Plans.  In addition to the benefits noted below, the Executive shall be entitled to participate, on the same basis as other executive employees of the Company, in any stock option, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, education, or other retirement or employee pension or welfare plan or benefits that the Company has adopted or may adopt for the benefit of its employees.  The Executive shall be entitled to participate in any fringe benefits, which are now or may be or become applicable to the Company’s executive employees generally.

The Executive shall promptly be reimbursed for all reasonable expenses which he may incur in connection with his services hereunder in accordance with the Company’s normal reimbursement policies as established from time to time.

6. Sale of the Company.

(a)           During the term of this Agreement or the Severance Period (as defined below), upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger of the Company with another entity where the Company is not the surviving entity or where the stockholders of the Company immediately prior to the merger own less than fifty percent (50%) of the voting stock of the Company following the merger, or (iii) a change in the membership of the Board of Directors such that individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s Board of Directors, the Executive shall receive $500,000 from the Company and all of the Executive’s options that have been granted pursuant to the terms set forth in his previous employment agreement shall vest immediately.

(b) Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive with the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal employment agreement or other arrangement for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code (the “Code”), any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested or shall be forfeited to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Executive under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”). In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

8. Standards.  The Executive shall perform the Executive’s duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Chairman and CEO and Board of Directors of the Company.  The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the Company’s industry.

9. Voluntary Absences: Vacations.  The Executive hereby agrees to be specifically excluded from the Company vacation policy.

10. Termination of Employment.

(a) The Executive may terminate his employment at any time after the 60-day notice period in Section 11 has elapsed.  The Board of Directors of the Company may terminate the Executive’s employment at any time, subject to payment of the compensation described below.

(b) In the case of (i) any termination other than “termination for cause” as defined below, or (ii) any termination by the Executive for “Good Reason” as defined below, the Executive shall continue to receive for twelve months, commencing on the date of such termination (the “Severance Period”), his full Base Salary, any bonus that has been earned but not paid before termination of employment, plus a lump sum payment of 50% of his full base salary; and all other benefits and compensation that the Executive would have been entitled to under this Agreement in the absence of termination of employment (collectively, the “Severance Amount”); provided, further, that all of Executive’s options that have been granted pursuant to the terms set forth in his previous employment agreement shall vest immediately upon such termination.

(c) The Executive shall have no right to receive compensation or other benefits from the Company for any period after termination for cause by the Company or termination by the Executive other than termination with good reason, except for any vested retirement benefits to which the Executive may be entitled under any qualified employee pension plan maintained by the Company and any deferred compensation to which the Executive may be entitled.

(d) The term “termination for cause’ shall mean termination by the Company because of the Executive’s (i) fraud or material misappropriation with respect to the business or assets of the Company; (ii) persistent refusal or failure materially to perform his duties and responsibilities to the Company for a period of at least ten (10) days, which continues after the Executive receives notice of such refusal or failure; (iii) conduct that constitutes disloyalty to the Company and which materially harms the Company or conduct that constitutes breach of fiduciary duty involving personal profit; (iv) conviction, or the entry of a plea of guilty or nolo contendere by the Executive, of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (v) the use of drugs or alcohol which interferes materially with the Executive’s performance of his duties; or (vi) material breach of any provision of this Agreement.

(e) The term resignation for “Good Reason” shall mean that Executive’s resignation occurs within three months of one of the following events: (i) an involuntary reduction of Executive’s job duties or responsibilities; (ii) the Chairman and CEO or Board decides that Executive report to someone other than the Chairman and CEO; or (iii) any involuntary reduction of Executive’s Base Compensation.

(f) The Executive’s employment pursuant to this Agreement shall terminate automatically prior to the expiration of the term of this Agreement in the event of the Executive’s death or disability.  In the event the Executive’s employment terminates prior to the expiration of the term of this Agreement due to his death or disability, the Executive shall not be entitled to any further compensation under the provisions of this Agreement, except for his base salary earned through the date of termination, and the portion of any bonus which previously had been approved by the Company but was unpaid as of the Executive’s death or disability. The Executive (or, in the event of death, the Executive’s estate) shall be entitled to such unpaid portion of any approved bonus only if the Executive (or the authorized representative of the Executive’s estate) signs a comprehensive general release of claims in a form acceptable to Company.  Payments of such approved but unpaid bonus shall not commence until after the Executive (or the authorized representative of his estate) signs such a release, and after any revocation period referenced in such release has expired. If the Executive (or the authorized representative of his Estate) does not sign such a general release of claims, the Executive (or his estate) shall not be entitled to receive any compensation under the provisions of this Agreement except for the Executive’s base salary earned through the date of death or disability.  In the case of disability, if the Executive violates any of the provisions of Sections 13 or 14 of this Agreement, the Company’s obligations to pay the unpaid portion of any approved Bonus to the Executive shall cease on the date of such violation.

11. Termination by the Executive.  The Executive may terminate his employment at any time during the term of this Agreement by giving sixty (60) days’ prior written notice thereof to the Board of Directors of the Company. In the event of termination by the Executive under this Section 11, the Company may at its option elect to have the Executive cease to provide services immediately, provided that during such 60-day notice period the Executive shall be entitled to continue to receive his base salary the Executive’s salary and benefits will terminate at the end of the 60-day notice period and his options will be subject to the terms and conditions of the applicable MCF Corporation Stock Option and Incentive Plan.

12. Return of Proprietary Property.  The Executive agrees that all property in the Executive’s possession that he obtains or is assigned in the course of his employment with the Company, including, without limitation, all documents, reports, manuals, memoranda, customer lists, credit cards, keys, access cards, and all other property relating in any way to the business of the Company, is the exclusive property of the Company, even if the Executive authored, created, or assisted in authoring or creating such property.  The Executive shall return to the Company all such property immediately upon termination of employment or at such earlier time as the Company may request.

13. Confidential Information.  Except as permitted or directed by the Board of Directors of the Company, during the time the Executive is employed by the Company or at any time thereafter, the Executive shall not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company, whether developed by himself or by others. Such confidential and/or secret information encompassed by this Section 13 includes, but is not limited to, the Company’s customer and supplier lists, business plans, and financial, marketing, and personnel information.  The Executive agrees to refrain from any acts or omissions that would reduce the value of any confidential or secret knowledge or information to the Company, both during his employment hereunder and at any time after the termination of his employment.  The Executive’s obligations of confidentiality under this Section 13 shall not apply to any knowledge or information that is now published publicly or that subsequently becomes generally publicly known, other than as a direct or indirect result of a breach of this Agreement by the Executive.

14. Restrictive Covenants.

(a) During the employment of the Executive under this Agreement and for a period of one year after termination of such employment, the Executive shall not at any time (i) compete on his own behalf, or on behalf of any other person or entity, with the Company or any of its affiliates within all territories in which the Company does business with respect to the business of the Company or any of its affiliates as such business shall be conducted on the date hereof or during the employment of the Executive under this Agreement; (ii) solicit or induce, on his own behalf or on behalf of any other person or entity, any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or (iii) solicit or induce, on his own behalf or on behalf of any other person or entity, any customer of the Company or any of its affiliates to reduce its business with the Company or any of its affiliates.

(b) The Executive shall not at any time during or subsequent to his employment by the Company, on his own behalf or on behalf of any other person or entity, disclose any proprietary information of the Company or any of its affiliates to any other person or entity other than on behalf of the Company or in conducting its business, and the Executive shall not use any such proprietary information for his own personal advantage or make such proprietary information available to others for use, unless such information shall have come into the public domain other than through unauthorized disclosure.

(c) The ownership by the Executive of not more than 5% of a corporation, partnership or other enterprise shall not constitute a violation hereof.

(d) If any portion of this Section 15 is found by a court of competent jurisdiction to be invalid or unenforceable, but would be valid and enforceable if modified, this Section 15 shall apply with such modifications necessary to make this
Section 15 valid and enforceable. Any portion of this Section 15 not required to be so modified shall remain in full force and effect and not be affected thereby. The Executive agrees that the Company shall have the right of specific performance in the event of a breach by the Executive of this Section 15.

15. Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  The Executive may not assign this Agreement or any rights hereunder.  Any purported or attempted assignment or transfer by the Executive of this Agreement or any of the Executive’s duties, responsibilities or obligations hereunder shall be void.

16. Company Remedies.  The Executive acknowledges that the remedy at law for any breach of any of the provisions of Sections 12 or 13 will be inadequate, and that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance.

17. Other Contracts.  The Executive shall not, during the term of this Agreement, have any other paid employment other than with a subsidiary of the Company, except with the prior approval of the Board of Directors.

18. Notices.  All notices, requests, demands, consents, or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by overnight courier or express mail service or by postage prepaid registered or certified mail, return receipt requested (the return receipt constituting prima facie evidence the giving of such notice request, demand or other communication), by personal delivery, or by fax with confirmation of receipt and a copy mailed with postage prepaid, to the following address or such other address of which a party may subsequently give notice to the other party in accord with the provisions of this Section. Notice is effective immediately if by personal delivery or by fax with confirmation received and a copy mailed the same day.  Notice sent by overnight courier or by registered or certified mail is effective the earlier of actual receipt or the fifth date after the date mailed as evidenced by the sender’s certified or registered receipt.

To the Company:

MCF Corporation

600 California Street, 9th Floor

San Francisco, CA 94108

Attn:   Chairman

To Employee:

Robert E. Ford

Home Address

19. Attorneys Fees. Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action, or otherwise, to enforce any provision hereof, or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then whether the matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorney’s fees for the services rendered to such prevailing party.

20. Amendments or Additions.  No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

21. Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

22. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

23. Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (other than the choice of law rules thereof).

MCF CORPORATION

By:	D. Jonathan Merriman Chairman & CEO

Signed:

Title: President and COO

By:	Robert E. Ford

Signed: